Exhibit 5.4

Warner Norcross + Judd LLP

Attorneys at Law

150 Ottawa Avenue N.W., Suite 1500

Grand Rapids, Michigan 49503

September 9, 2024

Perrigo Company plc

The Sharp Building, Hogan Place

Dublin 2, Ireland, D02 TY74

Ladies and Gentlemen:

Reference is made to the Registration Statement (the “Registration Statement”) on Form S-3 filed by Perrigo Company plc, a public limited company incorporated under the laws of Ireland (the “Company”), with the Securities and Exchange Commission (“SEC”) on September 9, 2024, as may be amended from time to time (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the contemplated issuances by the Company and/or Perrigo Finance Unlimited Company (“Perrigo Finance”), from time to time, as set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and as may be set forth in one or more supplements to the Prospectus (each, a “Prospectus Supplement”), of an unlimited amount debt securities (“Debt Securities”), guarantees, ordinary shares and preferred shares, including convertible preferred shares, all of which may be offered under the Prospectus.

Certain direct or indirect subsidiaries of Perrigo Company plc named in the “Table of Additional Registrants” in the Registration Statement may guaranty the Debt Securities and are Co-Registrants under the Registration Statement. Such direct and indirect subsidiaries incorporated or organized in Michigan and identified on Exhibit A to this opinion are referred to in this letter as the “Michigan Guarantors.”

The Debt Securities may be issued pursuant to an indenture, dated as of December 2, 2014, among the Company, Perrigo Finance and Wells Fargo Bank, National Association, as trustee (as may be amended or supplemented from time to time, the “Indenture”), incorporated into the Registration Statement by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 2, 2014.

With your permission, all assumptions and statements of reliance in this letter have been made without any independent investigation or verification on our part, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed, electronic or reproduction copies of such agreements, instruments, documents and records of the Company, Perrigo Finance, and the Michigan Guarantors, such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of the Company, Perrigo Finance, and the Michigan Guarantors, and others, as we have deemed necessary or appropriate for the purposes of this opinion.

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as certified, conformed, electronic or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company, Perrigo Finance, the Michigan Guarantors, and others.

To the extent it may be relevant to the opinions expressed below, we have assumed (i) each of the Company and Perrigo Finance is a company duly incorporated under the laws of Ireland and is validly existing under the laws of Ireland, (ii) the Company is a public company limited by shares and has all the requisite power and authority under its Memorandum and Articles of Association to issue Debt Securities (iii) Perrigo Finance is a public company limited by shares and has all the requisite power and authority under its Memorandum and Articles of Association to issue Debt Securities and (iv) that all of the parties to the Indenture have the power and authority to enter into and perform their obligations under such Indenture and to consummate the transactions contemplated thereby, that the Indenture has been duly authorized, executed and delivered by, and constitutes a valid and binding obligation of, such parties, enforceable against such parties in accordance with their terms, and that such parties will comply with all of their obligations under the Indenture and all laws applicable thereto.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein we are of the opinion that:

1.	Each of the Michigan Guarantors is validly existing as a corporation or limited liability company, as applicable, in good standing under the laws of the State of Michigan.

2.	Each of the Michigan Guarantors has the corporate or limited liability company power (as applicable) and authority to guaranty the Debt Securities.

The opinion set forth above is subject to the following qualifications: (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws (or related judicial doctrines) now or hereafter in effect affecting creditors’ rights and remedies generally, (ii) general principles of equity including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity, and (iii) the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally.

The opinion expressed herein is limited to the laws of the State of Michigan, as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed in this letter. The opinions expressed in this letter are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated in this letter. This letter is given only as of the time of its delivery, and we undertake no responsibility to update or supplement this letter after its delivery.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the captions “Validity of Securities” in the Prospectus and “Validity of Securities” in any Prospectus Supplement. In giving these consents, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Warner Norcross + Judd, LLP

By:	/s/ Daniel C. Persinger
Daniel C. Persinger Senior Counsel

Exhibit A

Gr8ness, LLC

L. Perrigo Company

Perrigo Americas Holdings, Inc.

Perrigo Company

Perrigo Finance (US) LLC

Perrigo International, Inc.

Perrigo Management Company

Perrigo Research & Development Company

Perrigo Sales Corporation

PMI Branded Pharmaceuticals, Inc.